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                                                                    EXHIBIT 3.17


                            ARTICLES OF INCORPORATION

                                       OF

                          WESTERN INSULATED GLASS, CO.

KNOW ALL MEN BY THESE PRESENTS:

                                    ARTICLE I

                                      Name

         The name of this corporation shall be "Western Insulated Glass, Co."

                                   ARTICLE II

                                Place of Business

         The known place of business of the Corporation shall be 5621 South 25th Street, Phoenix, Arizona 85040.

                                   ARTICLE III

                                     Purpose

         The purpose for which this corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time, and specifically, but not in limitation thereof, the purpose of manufacturing or fabricating insulated or insulating products of all kinds, including but not limited to glass, glass items and related materials.

                                   ARTICLE IV

                                Initial Business

         The corporation initially intends to conduct the business of manufacturing or fabricating insulated or insulating products of all kinds, including but not limited to glass, glass items and related materials.
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                                    ARTICLE V

                               Authorized Capital

         The authorized capital stock of the corporation shall consist of 1,000,000 shares of common stock without a par or stated value, and 2,000,000 shares of preferred stock without a par or stated value, but with a liquidation preference of $1.00 per share and with a noncumulative dividend preference of $.12 per share per annum. Any of said shares of stock shall be issued when ordered by the Board of Directors for cash, for services or for real or personal property, and any and all shares so issued, the full consideration for which as fixed by the Board of Directors has been paid or delivered, shall be deemed fully paid and nonassessable. Both the common shares and the preferred shares shall have one vote per share on all corporate matters.

                                   ARTICLE VI

                               Board of Directors

         The initial Board of Directors shall consist of two (2) members. The number of persons to serve thereafter on the Board of Directors shall be fixed by the By-Laws. The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify are:

                  Benny J. Ellis
                  5621 South 25th Street
                  Phoenix, Arizona  85040

                  Linda M. Ellis
                  5621 South 25th Street
                  Phoenix, Arizona  85040

                                   ARTICLE VII

                                 Indemnification

         Subject to the further provisions hereof, the corporation shall indemnify any and all of its existing and former directors, officers, employees and agents, and their personal representatives and heirs, against all expenses incurred by them and each of them, including but not limited to legal fees, judgments, penalties, and amounts paid in settlement or compromise, which may arise or be incurred, rendered, or levied in any legal action brought or threatened against any of them for or on account of any action or omission alleged to have been committed while acting within the scope of service as a director, officer, employee, or agent of the corporation, whether or not any action is or has been filed against them and


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whether or not any settlement or compromise is approved by a court, and whether or not the legal action brought or threatened is by or in the right of the corporation or by any other person. Provided, however, that such indemnification shall not be mandatory unless the Board of Directors determines that such person did not act, fail to act, or refuse to act with gross negligence or with fraudulent or criminal intent in regard to the matter involved in the action or contemplated action; provided, further that the corporation shall have the right to refuse indemnification in any instance in which the person to whom indemnification would otherwise have been applicable shall have unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him or her in the action. The right of indemnification provided in these Articles shall not be exclusive of any other right which such directors of officers of the corporation, and the other persons mentioned above, may have or hereafter acquire. A member of any committee appointed by the Board of Directors shall have the same right of indemnification as a director, officer, employee, or agent, as specified herein, with respect to the alleged acts or omissions by him as a member of such committee.

                                  ARTICLE VIII

                                 Statutory Agent

         The name and address of the initial statutory agent of the corporate are:

                  McCabe, Polese & Pietzsch, P.A.
                  300 East Osborn Road
                  Suite 2000
                  Phoenix, Arizona  85012

                                   ARTICLE IX

         The name and addresses of the incorporators of the corporation are:

                  Benny J. Ellis
                  5621 South 25th Street
                  Phoenix, Arizona  85040

                  Linda M. Ellis
                  5621 South 25th Street
                  Phoenix, Arizona  85040

         All powers, duties,and responsibilities of the incorporators shall cease at the time of acceptance of these Articles of Incorporation by the Arizona Corporation Commission for filing.


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         IN WITNESS WHEREOF, we, the undersigned, have hereunto signed our names this 21st day of March, 1986.


                                       /s/ Benny J. Ellis
                                       ----------------------------------------
                                       Benny J. Ellis



                                       /s/ Linda Ellis
                                       ----------------------------------------
                                       Linda M. Ellis

                                                                 "Incorporators"

         McCabe, Polese & Pietzsch, A Professional Association, an Arizona professional corporation, having been designated to act as Statutory Agent, hereby consents to act in that capacity until removal or registration is submitted in accordance with the Arizona Revised Statutes.

                                       McCABE, POLESE & PIETZSCH, A
                                       PROFESSIONAL ASSOCIATION, an Arizona
                                       professional corporation



                                       By/s/ P. Douglas Folk
                                         --------------------------------------

                                                               "Statutory Agent"


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